Exhibit 77(D)

LOOMIS SAYLES BOND FUND

"Supplement dated June 2, 2005 to the Loomis Sayles Funds Retail Income" "Prospectus dated February 1, 2005, as may be supplemented from time to " time

"Effective July 1, 2005, the minimum for an initial investment in the " "Loomis Sayles Bond Fund Institutional class shares is $100,000."



M-LSSP26-0605